Exhibit 10.6

ANZ CONTRACT NUMBER: 2014C217

SERVICE AGREEMENT

for the provision of contracting services to

ANZ GLOBAL SERVICES AND OPERATIONS

(CHENGDU) COMPANY LIMITED

CONTRACTOR AGREEMENT

TABLE OF CONTENTS

1.	interpretation	4
1.1	Definitions	4
1.2	General	8
1.3	Business Day	9
1.4	Consents and approvals	9
2.	TERM and Termination	9
2.1	Term	9
2.2	Termination by ANZ for cause	9
2.3	Termination by the Service Provider for cause	9
2.4	Consequences of termination	9
3.	APPOINTMENT	10
3.1	Independent Contractor	10
3.2	No employment relationship	10
4.	PROVISION OF SERVICES	10
4.1	Commencement of Services	10
4.2	Performance	10
5.	GENERAL RESPONSIBILITIES AND OBLIGATIONS OF Service provider	11
5.1	General obligations	11
5.2	Compliance with Laws	11
5.3	Engagement and Withdrawal of Personnel	11
5.4	Conflicts of interest	12
5.5	Contractors	12
5.6	Obligations in respect of Personnel	12
5.7	Management of Personnel	13
5.8	Service Provider to Protect ANZ Property	13
5.9	ANZ Electronic Processes	13
6.	SUBCONTRACTORS	13
6.1	No subcontracting without consent	13
6.2	Obligations in relation to subcontractors	13
7.	FEES, INVOICING AND PAYMENT	14
7.1	Fees	14
8.	CONFIDENTIALITY	15
8.1	Ownership of Confidential Information	15
8.2	Protection of Confidential Information	15
8.3	Authorised use of Confidential Information	15
8.4	Authorised disclosure of Confidential Information	16
8.5	Insider trading	16
8.6	Reasonable precautions to maintain confidentiality	16
8.7	Return of Confidential Information	17
8.8	Retention of Confidential Information	17
8.9	Unauthorised Disclosure or Use of Confidential Information	17
9.	DATA PROTECTION	17
9.1	Compliance with Data Protection Legislation and Laws	17
9.2	Service Provider’s Warranties and Undertakings	17
9.3	Indemnity	18
9.4	Service Provider’s obligation to protect Personal Data	18
9.5	Incident notification	18
10.	PUBLICITY	18

ANZ CONTRACT NUMBER: [ 2014C217 ]	2

CONTRACTOR AGREEMENT

11.	INTELLECTUAL PROPERTY and MORAL RIGHTS	18
11.1	Service Provider’s Intellectual Property	18
11.2	Assignment of Intellectual Property to ANZ	19
11.3	ANZ’s Intellectual Property	19
11.4	Notification of infringement by third parties	19
11.5	Moral Rights	19
12.	INSURANCE AND WORKERS COMPENSATION	20
12.1	Types of insurance	20
12.2	Evidence of Insurance	20
13.	POWER AND AUTHORITY	20
14.	SERVICE PROVIDER'S WARRANTIES	20
15.	INDEMNITIES AND LIABILITY	20
15.1	Indemnities from Service Provider	20
15.2	Operation and nature of indemnities	21
15.3	Limitation of liability	21
15.4	Application of Indemnification Rights	21
16.	SET-OFF AND DEDUCTIONS	22
17.	DISPUTE RESOLUTION	22
17.1	Application of clause	22
17.2	Continued performance of Agreement during dispute	22
17.3	Further Proceedings	22
18.	NOTICES	22
18.1	How notices must be given	22
18.2	Recipient’s address, fax number and email address	22
18.3	When notice taken as given	22
18.4	Other legal modes of service	23
19.	MISCELLANEOUS	23
19.1	Governing law	23
19.2	Jurisdiction	23
19.3	Entire agreement	23
19.4	Taxes and duties	23
19.5	GST	23
19.6	Relationship of parties	23
19.7	Amendment	23
19.8	Successors and Assignees	23
19.9	Assignment	23
19.10	Service Provider’s cost	24
19.11	Waivers	24
19.12	Severability	24
19.13	Counterparts	24
THE SCHEDULE
PART 1 VARIOUS AGREEMENT DETAILS
PART 2 STATEMENT OF WORK & FEES
PART 3 INSURANCE REQUIREMENTS AND CAP ON LIABILITY
ANNEXURE 1 PERSONAL CONFIDENTIALITY STATEMENT AND CONSENT
ANNEXURE 2 TAX

ANZ CONTRACT NUMBER: [ 2014C217 ]	3

CONTRACTOR AGREEMENT

SERVICE AGREEMENT

22 July 2014

PARTIES

1.	ANZ GLOBAL SERVICES AND OPERATIONS (CHENGDU) COMPANY LIMITED, whose registered office is located at 5th floor of Tower E2 and E3 of No. 1 Building, Phase 3 of Tianfu Software Park, No 1 Building, No. 1268, Middle Section, Tianfu Avenue, Gaoxin District, Chengdu, China 610041. (the “ANZ”).

2.	The party more particularly described in Part 1 of the Schedule to this Agreement (the Service Provider).

RECITALS

A.	ANZ wishes to appoint the Service Provider to perform the Services on the terms and conditions of this Agreement.

B.	The Service Provider wishes to perform the Services on the terms and conditions of this Agreement.

THE PARTIES AGREE as follows:

1.	interpretation

1.1	Definitions

The following definitions will apply in this Agreement.

Agreement means this agreement, as amended, supplemented or replaced from time to time.

ANZ Data means all information or data of or relating to the customers of ANZ Group, including Customer Information, all customer financial and account information, data, databases or information relating to payment particulars or other details relating to the transactions entered into by such customers and data of and/or belonging to such customers, furnished or disclosed to Service Provider or its Personnel, or which Service Provider or its Personnel has otherwise collected, processed or obtained access to, pursuant to or in connection with the provision of the Services or the performance of this Agreement.

ANZ Group means ANZ, Australia and New Zealand Banking Group Limited (the “ANZBGL”), their related corporations and:

(a)	all bodies corporate, trusts, unincorporated joint ventures, and other business associations that control, are controlled by or are under common control with ANZ, ANZBGL or their related corporations. For the purpose of this definition, “control” means:

(i)	the power to directly or indirectly cause the direction of the management, policies or operations of an entity whether through the voting of shares or otherwise; or

(ii)	the holding of at least 30% shareholding or 30% participation interest in an entity.

(b)	any other entity nominated by ANZ to Service Provider in writing from time to time.

ANZ’s Intellectual Property means all present and future Intellectual Property owned from time to time by any member of the ANZ Group and includes all Intellectual Property in the Data.

ASIC means the Australian Securities and Investments Commission.

Authorisation means:

(a)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(b)	in relation to anything that could be prohibited or restricted by Law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken, including any renewal or amendment.

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CONTRACTOR AGREEMENT

Authorised Disclosee means a specific third party to whom ANZ has authorised disclosure of specific Confidential Information in accordance with clause 8.4(b).

Authorised Subcontractor means a subcontractor to the Service Provider authorised by ANZ under clause 6.1, together with its employees and agents.

Business Day is any day that ANZ is open for business in P.R.C. excluding Saturdays and Sundays.

Claim is any action, claim, suit, demand, loss, damage, liability, cost, expense, tax, outgoing or payment of whatever nature (whether foreseeable or not).

Code of Conduct means any industry or other code of conduct applicable to the Services or this Agreement, or to the business of any one or more ANZ Group member.

Commencement Date means the commencement date specified in Part 1 of the Schedule.

Confidential Information means all technical, financial, commercial and other information (in whatever medium, including documentary, verbal, pictorial and electronic forms) of or relating to the ANZ Group or its business affairs, which is disclosed to, observed by or otherwise becomes available to, or accessible by the Service Provider or its Personnel, in connection with this Agreement (including by means of any briefing, discussion, negotiation, request, submission, document or other communication or activity, or by provision of access to the locations (electronic or otherwise) where the information is stored) which:

(a)	is marked or otherwise denoted as being ‘confidential’, 'sensitive', 'private' or any other similar description; or

(b)	a reasonable person would (having regard to the nature of the information) consider confidential, but excluding information that:

(i)	the Service Provider is able to establish by written records is or has been legally known to, developed by, or acquired by, the Service Provider, independently of this Agreement; or

(ii)	becomes readily available in the public domain without breach of this Agreement or any obligation of confidence.

Confidential Information includes any ANZ Intellectual Property that is not readily available in the public domain other than through a breach of this Agreement or any obligation of confidence, as well as ANZ Data, Customer Information, Personal Data and ANZ employee information.

Conflict means a conflict of interest of any kind relating to the Services or otherwise in connection with this Agreement, including in the case of the Service Provider any agreement, obligation or interest which may conflict with its obligations under this Agreement or at Law.

Contractor means the Service Provider Personnel designated as such in Part 2 of the Schedule.

Customer Information means any information related to customers or potential customers of, whether retained by or not, ANZ and any member of ANZ Group.

Data means all information, in whatever form, which:

(a)	is provided to the Service Provider by ANZ for the purpose of the Service Provider providing the Services; or

(b)	is transmitted, received or stored, processed, generated, compiled or modified through the use, or in connection with the provision of the Services.

Data Protection Legislation mean all Laws and all codes or guidelines issued by a Governmental Agency with relevant jurisdiction pertaining to privacy, confidentiality and/or the protection of Personal Data , when enacted, and all statutory instruments, rules or guidance made thereunder, all as may be amended from time to time.

Developed Intellectual Property means all present and future Intellectual Property created, written or otherwise brought into existence by or on behalf of the Service Provider in connection with or for the purposes of providing the Services or its other obligations under this Agreement (but excluding the Service Provider's Intellectual Property), including all Intellectual Property in the Data.

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CONTRACTOR AGREEMENT

Dispute has the meaning set out in clause 17.1.

Documentation means all documentation, reports, calculations, models, designs, drawings, plans and specifications whether in written, printed, electronic or other form relating to this Agreement (including those prepared by the Service Provider for ANZ in connection with this Agreement).

Effective Control in relation to a corporation is:

(i)	control (directly or indirectly) of the composition of the corporation's board of directors or other governing body;

(ii)	control (directly or indirectly) of more than half of the voting power of the corporation; or

(iii)	control (directly or indirectly) of more than half of the issued share capital of the corporation.

Fee is any fee or charge payable by ANZ for the Services, calculated and payable in accordance with clause 7 of this Agreement.

Government Agency means any government or any public, statutory, governmental, semi-governmental, local governmental or judicial body, entity or authority, including but not limited to Sate Administration for Industry and Commerce, People’s Bank of China, China Bing Regulatory Commission, the branches thereof and ASIC.

Invoice Query Statement means a statement querying any aspect of a Valid Tax Invoice, as contemplated in clause 7.3(b).

Indirect Loss means any debt, obligation, cost, expense, loss, damage, compensation, charge or liability of any kind which at Law is of an indirect nature [(including any indirect loss of profits, loss of or damage to goodwill and loss of business opportunities of this nature)].

Initial Term means the initial term specified in Part 1 of the Schedule.

Insolvent means, in relation to the Service Provider, when:

(i)	a receiver, receiver and manager, trustee, administrator, or similar official is appointed over any of the assets or undertaking of the Service Provider;

(ii)	the Service Provider suspends payment of its debts generally;

(iii)	the Service Provider is or becomes unable to pay its debts when they are due or is or becomes unable to pay its debts or is presumed to be insolvent;

(iv)	the Service Provider enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of its creditors or any class of them;

(v)	the Service Provider ceased to carry on business or threatens to cease to carry on business;

(vi)	a resolution is passed or any steps are taken to appoint, or to pass resolution to appoint, an administrator to the Service Provider;

(vii)	an application or order is made for the winding up or dissolution of the Service Provider or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the Service Provider, otherwise than for the purpose of an amalgamation or reconstruction that has the prior written consent of ANZ; or

(viii)	the occurrence to the Service Provider of anything analogous or having a substantially similar effect to any of these conditions or matters under the Law of any applicable jurisdiction, and to the procedures, circumstances and events that constitute any of those conditions or matters.

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CONTRACTOR AGREEMENT

Intellectual Property means all copyright and future copyright and neighbouring rights (including rights in computer programs, documentation, drawings, writings and art works), all rights in relation to inventions including patents and patent applications, modifications or improvements to the same, registered and unregistered trade marks, registered and unregistered designs, rights in relation to trade secrets, know-how and other confidential information, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields.

Law mean any law, legislation, statute, rule, order, treaty, regulation or any interpretation thereof (having the force of law) enacted, issued or promulgated.

Monthly Invoice Date means the date specified in Part 1 of the Schedule.

Moral Right means:

(a)	a right of attribution of authorship; or

(b)	a right not to have authorship falsely attributed; or

(c)	a right of integrity of authorship; or

(d)	a right of a similar nature, which is conferred by statute, and which exists or comes to exist anywhere in the world.

Personal Data means any data or information that is governed or regulated by the relevant Data Protection Legislation, including any data or information, whether true or not, about an individual who can be identified:

(a)	from that data or information; or

(b)	from that data and other information to which an organisation has or is likely to have access.

Personnel means any directors, officers, employees, professional advisers, agents or Authorised Subcontractors of a party (and in the case of the Service Provider, this term shall include a Contractor) connected in any way with this Agreement. For the avoidance of doubt, the Personnel of ANZ do not include the Service Provider. Where the Service Provider is an individual, then any reference to the Personnel means that individual.

P.R.C. means the People’s Republic of China (for the purpose of this Agreement, excluding HongKong Special Administrative Region, Macau Special Administrative Region and Taiwan).

Recipient means a person who is intended to receive a notice.

Regulatory Requirement is a requirement (including a Code of Conduct) or, imposed or administered by a Government Agency or industry body having jurisdiction over a party or the Services.

Service Provider's Intellectual Property means all present and future Intellectual Property created, written or otherwise brought into existence by or on behalf of the Service Provider completely independently of the performance of the Service Provider's obligations under this Agreement, and which Service Provider can demonstrate by written records has been developed completely independently of this Agreement and not been paid for directly or indirectly by ANZ.

Services are the services described in Part 1 of the Schedule, to be performed by the Service Provider under this Agreement.

Subcontract means a written agreement between the Service Provider and an Authorised Subcontractor, which relates to the provision of certain Services by that Authorised Subcontractor.

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CONTRACTOR AGREEMENT

Surviving Clauses means the following clauses:

(a) clause 1 – (Interpretation); (b) clause 2.4 – (Consequences of termination); (c) clause 5.1(a) – (Reports); (d) clause 5.6(i) - (Obligations of Personnel); (e) clause 8 – (Confidentiality); (f) clause 9 – (Privacy); (g) clause 10 – (Publicity); (h) clause 11 – (Intellectual Property and Moral Rights); (i) clause 12 – (Insurance and workers compensation); (j) clause 15 – (Indemnities and Liability); (k) clause 16  – (Set-off); (l) clause 17 – (Dispute resolution); (m) clause 18 – (Notices);and (n) clause 19 – (Miscellaneous) and those parts of the Schedules which need to survive to give effect to the above provisions.

Term means the term of this Agreement, as determined in accordance with clause 2.1.

Valid Tax Invoice has the meaning given to it under clause 1.1 of Annexure 2.

1.2	General

In this Agreement, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

(c)	a reference to a recital, clause, schedule, annexure or exhibit is to a recital, clause, schedule, annexure or exhibit of or to this Agreement unless the context requires otherwise;

(d)	a recital, schedule, annexure or a description of the parties forms part of this Agreement;

(e)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(f)	a reference to a party is a reference to a party to this Agreement;

(g)	a reference to any party to this Agreement or any other document or arrangement includes that party’s executors, administrators, substitutes, successors and permitted assigns;

(h)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(i)	a reference to an agreement other than this Agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing;

(j)	examples are descriptive only and not exhaustive and “including” and similar expressions are not words of limitation;

(k)	a promise or agreement by two or more persons binds each person individually and all of them jointly (provided that to the extent any legislation requires the liability of a person to be proportionate to that person's responsibility for the acts or omissions resulting in that liability, the effect of which legislation cannot lawfully be excluded or modified, this Agreement does not purport to exclude or modify the effect of such legislation);

(l)	a reference to a right includes a remedy, power, authority, discretion or benefit;

(m)	a provision must not be construed against a party merely because that party was responsible for preparing this Agreement or that provision;

(n)	a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation issued under, that legislation or legislative provision; and

(o)	a reference to any professional institute, association or body includes any succeeding institute, association or body serving similar objects.

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CONTRACTOR AGREEMENT

1.3	Business Day

Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Consents and approvals

If the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless express provision to the contrary has been made.

2.	TERM and Termination

2.1	Term

This Agreement commences on the Commencement Date and continues until the end of the Initial Term unless ANZ terminates this Agreement by at least such number of days' prior written notice to the Service Provider as is specified in Part 1 of the Schedule.

2.2	Termination by ANZ for cause

ANZ may terminate this Agreement with immediate effect by written notice to the Service Provider:

(i)	if the Service Provider commits a material breach of this Agreement which is not remediable, or (where the breach is capable of remedy) is not remedied within 14 days after being required by notice to do so;

(ii)	if the Service Provider materially breaches this Agreement two or more times, regardless of whether such breaches are remedied;

(iii)	if there is a change in Effective Control of the Service Provider without the prior written consent of ANZ; or

(iv)	if the Service Provider becomes Insolvent.

2.3	Termination by the Service Provider for cause

The Service Provider may terminate this Agreement with immediate effect by written notice to ANZ if ANZ fails to pay any Fees, which Fees are not the subject of a bona fide dispute, due for payment under this Agreement within 60 days after being required by notice to pay those Fees.

2.4	Consequences of termination

(a)	If this Agreement is terminated:

(i)	termination, however caused, is without prejudice to any rights or liabilities of the parties accruing as at the date of termination; and

(ii)	the Service Provider is not entitled in contract, tort, in equity or otherwise to any payment or compensation for losses incurred as a result of the termination of the Service Provider’s engagement, except as provided under clause 2.4(d).

(b)	If ANZ terminates the Agreement in accordance with clause 2.1, ANZ may, at its sole discretion, elect to pay the Service Provider in lieu of the notice period specified in Part 1 of the Schedule.

(c)	If ANZ terminates the Agreement in accordance with clause 2.2 :

(i)	ANZ is not required to make any further payment to the Service Provider and the rights and liabilities of the parties are the same as they would be at common law if the Service Provider had wrongfully repudiated the Agreement and ANZ had elected to treat the Agreement as at an end and recover damages; and

(ii)	the Service Provider is liable for and indemnifies and must keep indemnified ANZ and the ANZ Group members from and against any and all Claims incurred by ANZ in engaging others to complete the provision of the services described in Part 1 of the Schedule (to the extent to which those Claims exceed the sum that would have been payable to the Service Provider to complete the provision of the Services) and any other losses suffered by ANZ as a result of the termination.

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CONTRACTOR AGREEMENT

(d)	If ANZ terminates this Agreement for any reason other than as specified in clause 2.2, or the Service Provider terminates this Agreement under clause 2.3, ANZ must pay to the Service Provider the Fee for, and only for and in respect of the Services provided up to and including the date of termination, determined by ANZ (acting reasonably), less any amount ANZ is entitled to deduct or withhold under this Agreement, including under any indemnity or set-off.

(e)	For the purpose of clauses 2.4(d) of this Agreement, in the absence of a method of calculation as to Fees to be refunded to ANZ or due to be paid by ANZ in respect of Services rendered, such Fees shall be determined on a pro rata basis by reference to the proportion of the Services rendered to that date.

3.	APPOINTMENT

3.1	Independent Contractor

ANZ appoints the Service Provider on a non-exclusive basis as an independent contractor, and the Service Provider accepts the appointment, to perform the Services for ANZ on the terms and conditions of this Agreement.

3.2	No employment relationship

Nothing in this Agreement is to be construed as creating an employment relationship between the Service Provider or Service Provider Personnel (including the Contractor(s)), and ANZ or any ANZ Group member.

4.	PROVISION OF SERVICES

4.1	Commencement of Services

During the Term, the Service Provider must provide the Services to ANZ in accordance with this Agreement, as and when requested by ANZ by written notice from time to time, and for such time periods as may be requested by ANZ in such notices. To avoid doubt, only Contractor(s) will provide the Services to ANZ.

4.2	Performance

The Service Provider must:

(a)	provide all of the Services on the terms and conditions of this Agreement and in accordance with the requirements as specified in Part 1 of the Schedule;

(b)	comply with any reasonable and lawful instruction or direction of ANZ relating to the performance of the Services including without limitation comply with all security regulations or procedures;

(c)	satisfy any reasonable standard or protocol notified by ANZ at any time. Upon request, a copy of any relevant standard or protocol will be supplied to the Service Provider by ANZ; and

(d)	perform the services:

(i)	in accordance with suitable and appropriate methods and practices; and

(ii)	in a manner that could reasonably be expected to protect the interests of ANZ in discharging its duties under the Law.

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CONTRACTOR AGREEMENT

5.	GENERAL RESPONSIBILITIES AND OBLIGATIONS OF Service provider

5.1	General obligations

The Service Provider must:

provide information and report to ANZ as requested, in writing if required, in relation to any aspect of the Services; and attend and participate as reasonably required by ANZ in meetings with ANZ.

5.2	Compliance with Laws

The Service Provider must:

(a)	comply with applicable Law, any sanction imposed by any country (including any sanction that supports a decision or resolution of the United Nations Security Council), all Regulatory Requirements and all Codes of Conduct applicable to the performance by the Service Provider of its obligations under this Agreement;

(b)	not infringe any rights (including Intellectual Property rights) of any person or otherwise be unlawful toward any person in performing the Services; and

(c)	promptly notify ANZ of any incident (which is notifiable pursuant to any Law or Regulatory Requirement) that occurs in performing its obligations under this Agreement or while on any premises of ANZ or in contact with any Personnel of ANZ.

5.3	Engagement and Withdrawal of Personnel

(a)	The Service Provider must only engage or employ Contractors to perform the Services who:

(i)	are properly qualified and adequately experienced to perform the duties allocated to them or meet the requirements as specified in Part 1 of the Schedule; and

(ii)	exhibit a high standard of work and conduct.

(b)	The Service Provider must withdraw (immediately unless otherwise agreed) from the provision of the Services any Contractor, if, in ANZ’s reasonable opinion, that person, agent or organisation is unsatisfactory. If ANZ makes a request in accordance with this clause 5.3(b), the Service Provider must use its best endeavours to provide a replacement person, agent or organisation satisfactory to ANZ as soon as reasonably practicable.

(c)	The Service Provider must use its best endeavours to ensure that all Personnel:

(i)	comply with all applicable Laws, procedures, rules, regulations, standards of conduct and lawful directions of ANZ in respect of the use of premises, equipment, business ethics or methodologies, or contact with its staff or customers in each case of ANZ or any ANZ Group member;

(ii)	while on ANZ's premises or any premises of an ANZ Group member, comply with all applicable occupational health or safety policies of ANZ, including those annexed to this Agreement and those relating to a smoke free work environment;

(iii)	act diligently, ethically, soberly and honestly;

(iv)	do not represent in any way that they are employees or agents of ANZ or any ANZ Group member;

(v)	carry at all times, while on any premises of ANZ or any ANZ Group member, appropriate company identification; and

(vi)	do not otherwise act in any manner that could disrupt or adversely affect ANZ’s business reputation, interests or goodwill.

(d)	If any legislation requires ANZ to pay any of the Service Provider's employees directly in connection with their role in or in relation to the provision of the Services, the Service Provider must reimburse ANZ for all such payments in advance where practicable, but in any case within 10 Business Days after receipt of a tax invoice from ANZ.

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CONTRACTOR AGREEMENT

5.4	Conflicts of interest

(a)	The Service Provider represents and warrants that to the best of its knowledge, no Conflict exists as at the date of this Agreement and no Conflict is likely to arise in the performance of its obligations or exercise of its rights under this Agreement.

(b)	The Service Provider must take all reasonable steps to avoid a Conflict.

(c)	If a Conflict does arise, or if the Service Provider becomes aware that another party perceives a Conflict exists or is likely to arise, the Service Provider must immediately notify ANZ.

(d)	The Service Provider must not permit any Conflict to exist without the express written consent of ANZ.

5.5	Contractors

(a)	The Service Provider is responsible for validating with the Candidates whether the Candidate has the right to work in the country of location of employment specified by the Principal and must perform this task for each Candidate.

(b)	Service Provider shall ensure that the Contractor is able to represent ANZ in accordance with its high standards of integrity and professionalism. For that reason, the commencement of a Contractor’s performance of the Services is contingent upon the background screening processes in accordance with this clause. The matters investigated must include whether the individual is in good standing with the regulatory bodies that govern ANZ’s industry, where applicable. Subject to applicable laws and regulations of the relevant jurisdiction, such processes may also include the verification of employment history and education; an identity check; right to work; a search for criminal convictions; anti-money laundering and counter terrorism financing check; economic and trade sanctions check; bankruptcy check; conflicts of interest; a media/local press search and any other screening as required or specified by ANZ. The above checks will be undertaken by a third party provider appointed by ANZ and at ANZ’s own expense. The Service Provider is expected to advise each Contractor of this policy.

(c)	Where ANZ is not satisfied, for any reason and at its sole discretion, with a Contractor proposed by the Service Provider, the Service Provider must nominate an alternative person (or persons) for approval by ANZ.

(d)	To avoid doubt, a Contractor may be a personnel member of an Authorized Subcontractor. The Service Provider must ensure that each Authorized Subcontractor acknowledges and agrees to comply with this clause 5.5 with respect to such personnel.

5.6	Obligations in respect of Personnel

(a)	The Service Provider acknowledges that:

(i)	it will continue to pay directly to the Contractor all salary and other related employment benefits and leave entitlements;

(ii)	it will comply with all legislative requirements which arise as a result of the employment of the Contractor by the Service Provider;

(iii)	it is responsible for and will comply with all legislative requirements related to Taxes and social security applying to the employees;

(iv)	it will be responsible for any and all payments to the Contractor of the Service Provider in relation to the Services or any part of them; and

(v)	neither the Service Provider, nor any agents of the Service Provider or Service Provider Personnel are entitled to any CPF contributions from ANZ or any ANZ Group Member.

(b)	Without limiting clause 5.6(a), the Service Provider is responsible for and indemnifies and must keep indemnified ANZ and the ANZ Group members from and against any and all income tax and payroll tax payable by either party (or any other ANZ Group member) under any income tax or payroll legislation, or any other statute imposing any liability for taxation in respect of the Service Provider or its Personnel, whether foreseeable or not.

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CONTRACTOR AGREEMENT

(c)	The Service Provider agrees that the remuneration and the expenses referred to in this Agreement constitute the only remuneration or financial benefits to which the Service Provider is or may become entitled in connection with this Agreement and the Service Provider acknowledges that:

(i)	ANZ will have no responsibility to the Service Provider, any of Service Provider’s agents or Service Provider Personnel (including any Contractor) in respect of remuneration, other related employment benefits or compliance with legislative requirements in relation to employees; and

(ii)	any Contractor is not, nor will be, entitled to receive any redundancy payments, long service leave, sick leave, parental leave, holiday pay, superannuation benefits or any other benefits from ANZ in connection with this Agreement.

5.7	Management of Personnel

The Service Provider must ensure that the Contractor(s) are dedicated to the performance of the Services and available to perform the Services at all times and will not remove or redeploy Contractors performing Services without the prior written permission of ANZ. The Service Provider must notify ANZ immediately if for any reason a Contractor becomes unable to perform the Services and suggest a suitable replacement person with equivalent skill and experience.

5.8	Service Provider to Protect ANZ Property

The Service Provider must ensure that all information and materials of ANZ in the custody of the Service Provider for purposes connected with this Agreement are protected at all times from unauthorised access or use by any third party, and from misuse, damage or destruction by any person. The Service Provider should be liable for the cost of reinstating the works or any part thereof damaged or destroyed by any cause of event whatsoever arising from carrying out of the services to the extent of the same is solely and directly due to an act or omission of the Service Provider

5.9	ANZ Electronic Processes

Where applicable, the Service Provider will integrate with ANZ’s current electronic processes in the following areas: invoicing, payments and reporting.

5.10	Sustainability

(a)	The Service Provider acknowledges that ANZ is committed to engaging Service Providers whose environmental, ethical and social performance is of a high standard; and

(b)	The Service Provider must comply with ANZ’s Supplier Code of Practice published from time to time at www.anz.com and such other document as may be notified to the Service Provider by ANZ from time to time.

6.	SUBCONTRACTORS

6.1	No subcontracting without consent

The Service Provider must not subcontract the performance of any of its obligations under this Agreement without the prior written consent of ANZ. For the purposes of this Agreement, ANZ consents to the Service Provider subcontracting the work described in Part 1 of the Schedule to the corresponding entities named in Part 1 of the Schedule (Authorised Subcontractor).

6.2	Obligations in relation to subcontractors

If ANZ does consent under clause 6.1 to the Service Provider subcontracting specific obligations under this Agreement to an Authorised Subcontractor the Service Provider remains principally liable for the performance of its obligations under this Agreement. The Service Provider retains full responsibility for the acts, omissions, defaults and/or negligence of its Authorised Subcontractors.

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7.	FEES, INVOICING AND PAYMENT

7.1	Fees

(a)	The Fees payable by ANZ are:

(i)	calculated in accordance with Part 2 of the Schedule, on a time and material basis.

(b)	ANZ’s obligation to pay the Fees under paragraph (a) is subject to:

(i)	those Fees being properly due and payable;

(ii)	the proper performance of the Services;

(iii)	the proper submission by the Service Provider of a Valid Tax Invoice in accordance with clause 7.2; and

(iv)	ANZ not disputing the Valid Tax Invoice in accordance with clause 7.3.

7.2	Submission of Valid Tax Invoice

Each Monthly Invoice Date, the Service Provider must submit a Valid Tax Invoice to the ANZ Representative as specified in Part 1 of the Schedule (or the person nominated by the ANZ Representative in writing from time to time) for the Fees accrued for Services provided or used in the previous month.

7.3	Processing of Valid Tax Invoices

(a)	ANZ must assess the accuracy of the Valid Tax Invoice (including its obligation to pay the Valid Tax Invoice under the terms of clause 7.1(b)).

(b)	If ANZ disputes the accuracy of the Valid Tax Invoice or its obligation to pay the invoiced amount, it may issue a statement (an Invoice Query Statement) to the Service Provider within 10 calendar days after the receipt of a Valid Tax Invoice setting out the discrepancy between the invoiced amount and what ANZ believes to be the correct amount.

(c)	Upon receipt of an Invoice Query Statement, the Service Provider must within 7 calendar days reconsider its Valid Tax Invoice and either confirm the Valid Tax Invoice, re-issue an adjusted Valid Tax Invoice or, if agreed with ANZ, notify ANZ that it will adjust the Valid Tax Invoice of the subsequent month to rectify the discrepancy.

(d)	ANZ may, acting reasonably, request the Service Provider (at the Service Provider’s cost) to supply additional information and documentary evidence to substantiate each Valid Tax Invoice.

(e)	Notwithstanding anything in this clause 7.3, where ANZ has failed to issue an Invoice Query Statement and subsequently disputes a Valid Tax Invoice, the rights and liabilities of the parties are the same as they would be at common law and ANZ’s failure to issue the Invoice Query Statement does not constitute a waiver of any of its common law rights.

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7.4	Payment of Valid Tax Invoices

(a)	Where there is no dispute between the parties in relation to a Valid Tax Invoice, ANZ must pay the invoiced amount to the Service Provider within 30 calendar days of receiving the Valid Tax Invoice.

(b)	Where there is a dispute between the parties in relation to a Valid Tax Invoice:

(i)	ANZ may request the Service Provider to reissue the Valid Tax Invoice (Reissued Invoice) for the undisputed component;

(ii)	ANZ must pay the non-disputed component (if any) of the invoiced amount to the Service Provider within 30 calendar days of receiving the Valid Tax Invoice or (where applicable) within 30 calendar days of receiving the Reissued Invoice; and

(iii)	the dispute involving the disputed component of the invoiced amount must be dealt with under clause 17. Where ANZ is found to be (or concedes that it is) incorrect in challenging the correctness of any Valid Tax Invoice, it will pay interest at ANZ’s commercial overdraft rate on the disputed component of the invoiced amount from the date of payment back to the date when the invoiced amount was due for payment. Any other matters in relation to the disputed component of the invoiced amount will be determined as part of the dispute resolution under clause 17.

(c)	All amounts payable under this Agreement are payable in RMB unless specified otherwise. (See also Part 1 of the Schedule)

7.5	Effect of payment

Payment of any amount by ANZ is to be taken only as a payment on account, and is not:

(a)	evidence or an admission by ANZ that the Services have been provided in accordance with this Agreement;

(b)	evidence of the value of the Services;

(c)	an admission of liability; nor

(d)	acceptance or approval by ANZ of the Service Provider’s performance.

7.6	Payments made in error

It is the Service Provider’s responsibility to:

(a)	ensure that ANZ is only requested to pay Fees properly due and owing; and

(b)	provide a refund to ANZ for any amounts in respect of these items paid in error.

8.	CONFIDENTIALITY

8.1	Ownership of Confidential Information

The Service Provider acknowledges that the Confidential Information is, and remains at all times, the property of ANZ. This Agreement does not convey any proprietary or other interest in the Confidential Information to the Service Provider or any other person.

8.2	Protection of Confidential Information

The Service Provider must keep, and procure that each of its Personnel keep, the Confidential Information strictly confidential and not disclose it or allow it to become available directly or indirectly to any third party, except as provided for in this Agreement. This obligation continues after the termination of this Agreement and will continue until the information no longer constitutes Confidential Information.

8.3	Authorised use of Confidential Information

The Service Provider must not access or use the Confidential Information for any reason except as strictly necessary for performing its obligations or exercising its rights under this Agreement, or otherwise with ANZ’s prior written consent and if any specific purpose has been identified by ANZ as the purpose for which the Confidential Information was provided to the Service Provider, the Service Provider may use the Confidential Information for such specified purpose only. The Service Provider must strictly comply with: (i) all Laws and Regulatory Requirements (including guidelines and codes or conducts) application to the Confidential Information) any restraint on the use of the Confidential Information that may be stipulated by ANZ at any time.

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8.4	Authorised disclosure of Confidential Information

The Service Provider may only disclose the Confidential Information:

(a)	to its Personnel, provided that it strictly complies with clause 8.6 and each applicable Law or Regulatory requirement (including guidelines and codes of conduct) relating to such disclosure;

(b)	to a specific third party (other than its Personnel), provided that it has obtained the prior written consent of ANZ to disclose the specific Confidential Information to that specific third party, and provided that the Service Provider and the third party strictly comply with clause 8.6, and with any conditions that may be stipulated by ANZ at any time; and

(c)	to the extent strictly required to comply with any Law or Regulatory Requirement provided the Service Provider must: (i) minimise the extent of the disclosure and give ANZ prompt notice containing reasonable details of the circumstances of the proposed disclosure and the relevant Confidential Information to be disclosed; and (ii) obtain ANZ’s written consent prior to disclosure.

8.5	Insider trading

Without limiting clauses 8.3 and 8.4, the Service Provider must not, directly or indirectly:

(a)	deal in, or cause, procure or authorise another person to deal in, any securities listed on any stock exchange on the basis of the Confidential Information or any other price sensitive non-public information of which the Service Provider becomes aware as a result of the provision of, or in the course of providing, the Services (Inside Information); or

(b)	communicate, or cause to be communicated, the Inside Information to any person, in contravention of any relevant Laws or Regulatory Requirements in relation to insider trading.

8.6	Reasonable precautions to maintain confidentiality

Without limiting clause 8.2, the Service Provider must use best endeavours to maintain the confidentiality of the Confidential Information and to protect it from unauthorised access, use and disclosure, including:

(a)	restricting access to, and use of, the Confidential Information to those of its Personnel on a strictly and genuine need to know basis for the specific purpose for which the Confidential Information was disclosed by ANZ or, in the absence of an express or implied specific purpose, the purpose of performing this Agreement;

(b)	notifying each of its Personnel and Authorised Disclosees that has access to the Confidential Information of the Service Provider’s obligations under this Agreement;

(c)	ensuring that its Personnel, former Personnel and Authorised Disclosees observe the terms of this clause as if they were the Service Provider;

(d)	if requested by ANZ, obtaining from each of its Personnel and Authorised Disclosees that has access to the Confidential Information, whether or not prior to disclosure of any Confidential Information to that person, an executed confidentiality statement in favour of ANZ in a form as set out in Annexure 1, and ensuring that such Personnel and Authorised Disclosees are aware of and comply with the requirements posed in relevant applicable laws;

(e)	copying, modifying, summarising, producing derivations of, or incorporating within other material or otherwise reproducing the Confidential Information only as strictly required for performing this Agreement;

(f)	complying with any reasonable security and safety procedures notified in writing to the Service Provider by ANZ;

(g)	immediately notifying ANZ of any circumstance that comes to its attention regarding any actual or potential breach of confidentiality or any unauthorised access, disclosure or use of Confidential Information (including any such breach by any of the Service Provider’s Personnel or Authorised Subcontractor);

(h)	making every effort to cooperate with ANZ in any investigation, prosecution or remedial action taken by ANZ in relation to the protection of the Confidential Information; and

(i)	ensuring that it uses all practical and legal options available to it to ensure that the conduct of its Personnel, former Personnel and Authorised Disclosees does not result in a breach of this clause, and if such a breach does arise, that it is immediately ceased and remedied to the reasonable satisfaction of ANZ.

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8.7	Return of Confidential Information

Upon the termination or expiry of this Agreement, or at any time upon the written request of ANZ (at its absolute discretion), the Service Provider must, subject to clause 8.8:

(a)	deliver to ANZ any Confidential Information in the Service Provider’s (including its Personnel’s) possession or control that is reasonably capable of being delivered; and

(b)	irretrievably delete, erase or otherwise destroy all Confidential Information in the Service Provider’s (including its Personnel’s) possession or control that is not capable of delivery to ANZ, including that contained in computer memory, magnetic, optical, laser, electronic or other media, and confirm in writing to ANZ that it has done so including the method, time and place of destruction.

8.8	Retention of Confidential Information

Provided that the Service Provider continues to comply with its obligations under this clause 8, the Service Provider may retain any Confidential Information that the Service Provider is required by Law to retain.

For the purposes of this clause 8.8: (i) the Service Provider must minimise the extent of retention and give ANZ notice and documentary evidence of the circumstances of the proposed retention and the relevant Confidential Information to be retained; (ii) the Service Provider must obtain ANZ’s written consent prior to retention; and (iii) under no circumstances shall the Service Provider be permitted to retain any ANZ Data, Customer Information, Personal Data or ANZ employee information.

8.9	Unauthorised Disclosure or Use of Confidential Information

The Service Provider acknowledges that damages alone are unlikely to be an adequate remedy in respect of any breach of the Service Provider’s obligations under this Agreement. Accordingly, in addition to other remedies that may be available, ANZ may seek the immediate granting of injunctive or other equitable and/or interlocutory relief to protect ANZ’s rights and interest in the Confidential Information against any actual or potential breach of this Agreement, without proof of actual damages, in addition to any other remedy to which ANZ would be entitled.

9.	DATA PROTECTION

9.1	Compliance with Data Protection Legislation and Laws

The Service Provider shall, and procure that its Personnel shall, at all times comply with any applicable Data Protection Legislation and any other applicable Laws governing the use and disclosure of Personal Data, and treat Personal Data as Confidential Information in accordance with clause 8.

9.2	Service Provider’s Warranties and Undertakings

In the event that the Service Provider or any of its Personnel process, hold, store, copy, use transmit, transfer, receive or carry out any operation on the Personal Data for the purposes of this Agreement, the Service Provider hereby warrants and undertakes that it shall, and will procure in a contract made in writing that each of its Personnel shall:

(a)	only use the Personal Data for the purposes in which it was disclosed or provided to it and within the parameters of the consent given by the individual to which the Personal Data relates and do not wrongfully disclose or misuse any Personal Data;

(b)	comply with any request made or direction given by ANZ in connection with the obligation of ANZ under any Data Protection Legislation;

(c)	keep all Personal Data provided by ANZ segregated from any other Personal Data;

(d)	act only on instructions from ANZ regarding the processing of the Personal Data provided by ANZ;

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(e)	not transfer or process any Personal Data provided by ANZ without ANZ’s prior written consent or the prior written consent of the relevant individual that the Personal Data in question relates to;

(f)	promptly notify ANZ in the event that the Service Provider becomes aware that it has breached the provisions of this clause 9 and/or a complaint is made by an individual to which the Personal Data relates; and

(g)	provide full co-operation to ANZ in the event that ANZ is subject to any investigations by a Government Agency in relation to the Data Protection Legislation, provided that, the reasonable and proper costs incurred by Service Provider in providing such co-operation shall be reimbursed promptly to Service Provider by ANZ, save where the investigation is to do with a breach by Service Provider of its obligation under this Agreement, in which case Service Provider shall bear such costs itself.

9.3	Indemnity

The Service Provider shall indemnify ANZ against any and all losses, damages, reasonably and properly incurred costs and reasonably and properly incurred expenses (including, without limitation, reasonably and properly incurred legal expenses) suffered or incurred by ANZ as a result of the acts or omissions of the Service Provider or its Personnel in connection with a breach of this clause 9.

9.4	Service Provider’s obligation to protect Personal Data

The Service Provider must:

(a)	take all reasonable steps to protect all Personal Data in its possession or control against misuse and loss and from unauthorised access, modification or disclosure;

(b)	take all appropriate technical and organisational measures in accordance with the Data Protection Legislation and otherwise in accordance with industry best practice against unauthorised or unlawful processing of, and against accidental loss or destruction of, Personal Data, and in order to maintain the integrity of Personal Data, including by isolating, segregating and clearly identifying Personal Data provided by ANZ and ensuring a level of security appropriate to the harm that might result from such unauthorised or unlawful processing or accidental loss, destruction or damage and appropriate to the nature of Personal Data;

(c)	take reasonable steps to ensure the reliability of all Personnel who have access to the Personal Data and ensure that such Personnel are aware of Service Provider’s obligation under this clause;

(d)	only allow its Personnel to access any Personal Data where necessary for the purposes of this Agreement; and

(e)	on the earlier of the expiry or termination of the Agreement or when requested by ANZ, and at the option of ANZ either;

(i)	return to ANZ copies of all Personal Data in the possession or control of the Service Provider;

(ii)	destroy all Personal Data in the possession or control of the Service Provider; or

(iii)	de identify all Personal Data in the possession or control of the Service Provider.

9.5	Incident notification

The Service Provider must immediately notify ANZ if the Service Provider becomes aware of a breach or possible breach of its obligations in relation to the collection, use, disclosure, storage or handling of Personal Data under or in connection with this Agreement.

10.	PUBLICITY

The Service Provider must not publicise the existence of this Agreement or any of its terms nor any other matter related to it (including the business relationship between the parties) without first obtaining the written approval of ANZ.

11.	INTELLECTUAL PROPERTY and MORAL RIGHTS

11.1	Service Provider’s Intellectual Property

(a)	The Service Provider represents and warrants that it is the absolute and unencumbered legal and beneficial owner of, or that it holds a valid licence to use, the Service Provider’s Intellectual Property and all other intellectual property rights necessary for it to be able to fulfil its obligations under this Agreement and to permit ANZ to exploit the benefits of the Services.

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(b)	ANZ acknowledges and agrees that the Service Provider’s Intellectual Property remains the property of and vests in the Service Provider.

(c)	The Service Provider grants to ANZ a perpetual, irrevocable, non-exclusive, worldwide, transferable, royalty-free licence to exercise all rights in the Service Provider’s Intellectual Property as is necessary for ANZ to enjoy the benefit of the Services for the purposes of its business and the business of ANZ Group members. This licence includes the right to sublicense any of the Service Provider’s Intellectual Property to:

(i)	any ANZ Group member; or

(ii)	any third party engaged by ANZ or any ANZ Group member, for the purpose of providing services to ANZ or any ANZ Group member.

11.2	Assignment of Intellectual Property to ANZ

(a)	The Service Provider hereby assigns to ANZ all rights, title and interest in any copyright subsisting in the Developed Intellectual Property with effect from the date of this Agreement and all remaining Developed Intellectual Property with effect from the date of creation of that Developed Intellectual Property.

(b)	The Service Provider must at the request of ANZ execute all further documents and assurances and take such further action, including assisting in relation to any litigation commenced by or brought against ANZ, as ANZ may deem necessary or desirable to allow or assist ANZ to obtain, perfect, enforce, assert or defend its interests in or rights to use, disclose, reproduce, publish, exhibit, transmit, communicate or adapt the Developed Intellectual Property or any materials in which Developed Intellectual Property subsists or generally to give effect to this clause 11.2, or to prevent, or to obtain other remedies from, others infringing any of those interests or rights, provided that ANZ meets the Service Provider’s reasonable costs of complying with this clause 11.2(b).

11.3	ANZ’s Intellectual Property

(a)	The Service Provider acknowledges and agrees that:

(i)	ANZ’s Intellectual Property remains the property of the relevant member of the ANZ Group;

(ii)	this Agreement does not confer on the Service Provider any proprietary right or title to any of ANZ’s Intellectual Property; and

(iii)	the rights granted under this clause 11.3 are personal to the Service Provider and that it has no right to sub-license, sub-contract, assign or transfer any of its rights under this clause 3 without the prior written consent of ANZ.

(b)	ANZ grants, subject to the restrictions in clauses 11.3(c) and 11.3(d), a non-exclusive, royalty-free licence to the Service Provider during the Term to use and reproduce ANZ's Intellectual Property for the sole purpose of performing its obligations under this Agreement.

(c)	In using or reproducing any items of ANZ’s Intellectual Property licensed under clause 11.3(b), the Service Provider must ensure that the use or reproduction is strictly for the purposes of performing its obligations under this Agreement and that it has the prior written approval of ANZ for each proposed type of use or reproduction.

(d)	Upon termination or expiry of this Agreement, the Service Provider must deliver or render faithful account to ANZ for all ANZ’s Intellectual Property including all Documentation and other things containing ANZ’s Intellectual Property that came into the Service Provider’s possession or under its control in the course of providing the Services.

11.4	Notification of infringement by third parties

The Service Provider must notify ANZ as soon as practicable of any infringement or suspected infringement of the Developed Intellectual Property by a third party.

11.5	Moral Rights

To the extent permitted by applicable Law, the Service Provider irrevocably and unconditionally consents, and will obtain all other necessary consents from its Personnel so that ANZ’s use of the Developed Intellectual Property does not infringe any Moral Rights in any Developed Intellectual Property, anywhere in the world.

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12.	INSURANCE AND WORKERS COMPENSATION

12.1	Types of insurance

(a)	The Service Provider must effect on or prior to the Commencement Date and continuously maintain for the Term of this Agreement public liability insurance with a minimum indemnity limit of at least that stated in Part 3 of the Schedule, and the additional requirements stated in Part 3 of the Schedule, which covers liability to the public in respect of any loss or damage to real or personal property (including property belonging to ANZ) and any person who is injured or killed during the performance of the Services.

(b)	If required by ANZ. the Service Provider must effect on or prior to the Commencement Date and continuously maintain for a period of seven (7) years after the termination or expiry of this Agreement professional indemnity and fidelity insurance with a minimum indemnity limit of at least that stated in Part 3 of the Schedule, and the additional requirements stated in Part 3 of the Schedule, which covers liability to ANZ arising from a breach of professional duty, whether owed in contract or otherwise, caused by any negligent or other act or omission of the Service Provider, or any of its Personnel, (such policies to apply during that further period in respect of liabilities of the Service Provider accrued as at the date of termination or expiration of this Agreement, and liabilities of the Service Provider arising under or in connection with this Agreement following the date of such termination or expiration)

(c)	The Service Provider must effect and maintain insurance against all liability (including work injury compensation) in relation to all Personnel employed by the Service Provider (particularly the Contractor) who are directly or indirectly involved in the provision of the Services.

12.2	Evidence of Insurance

On request by ANZ, the Service Provider must produce to ANZ satisfactory evidence that the Service Provider has complied with and continues to comply with its obligations under this clause and will give ANZ copies of all receipts for the premiums paid.

13.	POWER AND AUTHORITY

Each party represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement.

14.	SERVICE PROVIDER'S WARRANTIES

The Service Provider warrants that:

(a)	all Contractors of the Service Provider engaged in the performance of the Services or any of them have the qualifications, skills and experience reasonably necessary to perform those Services;

(b)	all Services will:

(i)	comply with any requirements or specifications agreed in writing by the parties;

(ii)	be fit for the purposes for which they are provided;

(iii)	comply with all applicable Laws; and

(c)	the provision or receipt of the Services, will not infringe any rights (including rights to Intellectual Property) of any person or give rise to any obligation on behalf of ANZ or any of its licensees or assignees to pay compensation or royalty to any person.

15.	INDEMNITIES AND LIABILITY

15.1	Indemnities from Service Provider

The Service Provider indemnifies and must keep indemnified ANZ and the relevant ANZ Group members from and against any and all Claims suffered or incurred by ANZ or the relevant ANZ Group member directly or indirectly in connection with any of the following:

(a)	any breach by the Service Provider or its Personnel of the Service Provider’s obligations under this Agreement;

(b)	any negligence by the Service Provider or its Personnel in relation to this Agreement or the provision of the Services;

(c)	the provision or receipt of any Services infringing the rights (including rights to Intellectual Property) of any person and any allegations of such infringements;

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(d)	fraud, or fraudulent misrepresentation, wilful misconduct or repudiation of this Agreement by the Service Provider or its Personnel in relation to this Agreement or the provision of the Services;

(e)	any breach of any obligation of confidentiality or privacy (including a breach of clauses 8); or

(f)	any failure by any of the Personnel to have any necessary visas, consents or other Authorisations required at Law to permit them to work in P.R.C. or to perform the Services.

15.2	Operation and nature of indemnities

(a)	Each indemnity in this Agreement is a continuing obligation of the indemnifying party, whether or not legal proceedings are instituted, and despite any settlement of account or the occurrence of any other thing, and survives the termination or expiry of this Agreement.

(b)	Each indemnity in this Agreement is an additional, separate and independent obligation of the indemnifying party and no one indemnity limits the generality of any other indemnity.

(c)	A party may recover a payment under an indemnity in this Agreement before it makes the payment in respect of which the indemnity is given.

(d)	The indemnities in this Agreement:

(i)	apply whether the Claim arises in connection with negligence, misrepresentation, or other cause and whether or not the Claim is foreseeable; and

(ii)	include legal expenses on a full indemnity basis and damages and other compensation paid on the advice of legal advisers to compromise or settle any claim, whether of the parties or another person.

15.3	Limitation of liability

Neither Party shall be liable to the other party for damages in connection with this Agreement in respect of any Indirect Loss.

(a)	To the extent permitted by applicable Law, if either party is liable for damages to the Service Provider in connection with this Agreement, then the aggregate amount of damages recoverable against the other party will not exceed an amount equal to the amount stated in Part 3 of the Schedule.

(b)	Neither Party shall be liable to the other party for damages in connection with this Agreement in respect of any Indirect Loss.

15.4	Application of Indemnification Rights

(a)	When a third party brings a Claim which is within the scope of clause 15.1, ANZ must give the Service Provider prompt written notice of the Claim. If the Service Provider provides ANZ with prompt acknowledgement that the Claim would be covered by clause 15.1 if successful, and also provides (if reasonably requested by ANZ) security to cover the amount of the Claim if successful then the following provisions apply:

(i)	the Service Provider shall have control over the defence, compromise, or settlement at the Service Provider’s expense of the Claim, provided that ANZ or the relevant ANZ Group member may observe the proceeding and reasonably participate in such proceeding;

(ii)	ANZ or the relevant ANZ Group member shall give the Service Provider all reasonable information, assistance, and authority to enable the Service Provider to defend the Claim; and

(iii)	the Service Provider will not settle or compromise any Claim without first obtaining the prior written consent of ANZ or the relevant ANZ Group member, such consent not to be unreasonably withheld.

(b)	Without limiting the Service Provider’s obligations under this Agreement, if the Service Provider fails to provide the acknowledgement described in paragraph (a) above promptly or does not take action promptly to defend a Claim as required by this Agreement, and does not remedy such failure within 10 days after receipt of written notice from ANZ or the relevant ANZ Group member requiring the Service Provider to do so, ANZ or the relevant ANZ Group member may, but shall not be obligated to, take such action as it sees fit in respect of the Claim (including defending or settling the Claim) without the consent of the Service Provider, and may recover from the Service Provider all losses, damages, costs, expenses (including legal fees on a solicitor own client basis) and other liabilities incurred in connection with such action. ANZ or the relevant ANZ Group member must act reasonably and in good faith in taking such action.

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16.	SET-OFF AND DEDUCTIONS

ANZ may deduct and set-off from any moneys otherwise due to the Service Provider from ANZ, any money due from the Service Provider to ANZ or paid by ANZ on behalf of the Service Provider, including any Claims incurred by ANZ as result of the termination of this Agreement. This right of set-off is without prejudice to, and is not in limitation of, any other remedies of ANZ.

17.	DISPUTE RESOLUTION

17.1	Application of clause

Except as stated expressly to the contrary in this Agreement, all disputes, differences or disagreements in relation to this Agreement (Disputes) must first be dealt with in accordance with this clause 17.

17.2	Continued performance of Agreement during dispute

Both parties must continue to perform the Agreement despite the existence of any Dispute provided that nothing in this clause prevents or restricts either party from lawfully exercising any of its rights under clause 2 of this Agreement at any time.

17.3	Further Proceedings

All Disputes should be in the first place settled via negotiation by parties hereunder. If, following negotiation of a Dispute the Dispute has not been resolved, the parties hereunder agree to resolve the Dispute according to clause 19.2.

18.	NOTICES

18.1	How notices must be given

A notice, request, demand, consent or approval (each a notice) from one party to another party (in this clause, the Recipient) under this Agreement:

(a)	must be in writing;

(b)	addressed to the Recipient; and

(c)	delivered to the Recipient’s address in person; or

(d)	sent by registered mail to the Recipient’s address; or

(e)	transmitted by facsimile to the Recipient’s fax number subject to a correct and complete transmission report being received by the sender; or

(f)	transmitted by email to the Recipient’s email address subject to a correct and complete receipt acknowledgement being received by the sender and a follow up method of delivery (as described in clauses 18.1(c), 18.1(d) or 18.1(e) being undertaken.

18.2	Recipient’s address, fax number and email address

For the purpose of this clause the address, fax number and email address of the Recipient is initially as set out in Part 1 of the Schedule or (if any) the latest notified address, fax number or email address that the Recipient has notified to the other party.

18.3	When notice taken as given

A notice given to the Recipient in accordance with clause 18.1 will be treated as having been received by the Recipient:

(a)	if delivered to the Recipient’s address in person, on the day and at the time of delivery;

(b)	if sent by registered mail to the Recipient’s address, on the third Business Day after posting (where posted within P.R.C. or) on the tenth Business Day after posting (where posted outside P.R.C.);

(c)	if transmitted by facsimile to the Recipient’s fax number on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number and indicating that the transmission has been received without error; and

(d)	if transmitted by email to the Recipient’s email address on receipt by the sender of a confirmation message from the recipient’s mail server indicating that the message has been received by the person to whom it was addressed without error, provided that the sender must follow up such email notice with one of the other methods of notice delivery referred to above.

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Provided that if the result of the above provisions would be to deem the notice to have been received on a day which is not a Business Day or after 4pm on a Business Day then the notice will be deemed to have been received on the next Business Day.

18.4	Other legal modes of service

The provisions of this clause are in addition to any other mode of service permitted by Law.

19.	MISCELLANEOUS

19.1	Governing law

This Agreement is governed by the Laws in P.R.C.

19.2	Jurisdiction

In relation to any legal action or proceedings arising out of or in connection with this Agreement each party irrevocably submits to the non-exclusive jurisdiction of the courts of P.R.C. of ANZ’s domicile and waives any objection to proceedings in any such court on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

19.3	Entire agreement

This Agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties with respect to the matters dealt with in this Agreement and there are no oral or written understandings, representations, warranties or commitments of any kind, express or implied, in relation to the matters dealt with in this Agreement that are not expressly set out in this Agreement.

19.4	Taxes and duties

The provisions of Annexure 2 apply.

19.5	GST

The provisions of Annexure 2 apply.

19.6	Relationship of parties

Nothing in this Agreement is to be construed as constituting one party as agent or employee or partner of the other party or in joint venture with the other party. No party has authority to bind or purport to bind the other party.

19.7	Amendment

Any amendment, variation, consent to modification, supplement, replacement, novation, or assignment of any provision of this Agreement must be in writing, and if by ANZ, is effective only if signed by an authorised representative of ANZ.

19.8	Successors and Assignees

References to a party in this Agreement include references to that party’s successors and permitted assignees or transferees.

19.9	Assignment

No party may assign, novate, dispose of, or otherwise create an interest in its rights under this Agreement unless it has the prior written consent of the other party.

ANZ CONTRACT NUMBER: [ 2014C217 ]	23

CONTRACTOR AGREEMENT

19.10	Service Provider’s cost

Anything the Service Provider is required to perform in respect of the Services or otherwise to do under this Agreement must be done at the Service Provider’s cost, unless stated otherwise.

19.11	Waivers

A waiver of any right, power, authority, discretion or remedy arising on default under this Agreement must be in writing and signed by the party granting the waiver. A failure or delay in exercise, or partial exercise, of a right, power, authority, discretion or remedy created or arising on default under this Agreement does not result in a waiver of that right, power, authority, discretion or remedy.

19.12	Severability

All or part of any provision of this Agreement that is illegal, invalid or unenforceable will be severed from this Agreement and the remaining provisions (and parts of provisions) will continue in force.

19.13	Counterparts

This Agreement and any documents to executed under it may be executed in any number of counterparts. All counterparts of this Agreement or any such document together will be taken to constitute one instrument.

19.14	Parties hereunder have negotiated thoroughly with regard to all the terms and conditions herein and each party further confirms that it has been asked to pay particular attention to, fully understood and accepted all the terms and conditions relating to its rights and obligations hereunder.

19.15	Audit

You must on reasonable notice (not required to exceed 5 Business days) provide ANZ (and, subject to this clause, its designated representatives) with facilities and records sufficient to allow ANZ to perform an audit to the extent reasonably necessary to confirm the Service Provider’s compliance with this Agreement, or otherwise to the extent required to comply with all applicable laws.

ANZ CONTRACT NUMBER: [ 2014C217 ]	24

CONTRACTOR AGREEMENT

EXECUTED as an agreement.

Signed for and on behalf of ANZ GLOBAL SERVICES AND OPERATIONS (CHENGDU) COMPANY LIMITED
Signature of authorized representative	Name and title of authorized representative

Date of Execution	Company seal
Place of Execution

SIGNED for and on behalf of ChinaLink Professional Services Co., Ltd
Signature of authorised representative	Name and title of authorised representative
Company seal
Date of Execution
Place of Execution

ANZ CONTRACT NUMBER: [ 2014C217 ]	25